Exhibit 99.1
Ares Management Names Kipp deVeer and Blair Jacobson as Co-Presidents

Michael Arougheti to Continue as Chief Executive Officer

NEW YORK — February 5, 2025 — Ares Management Corporation (NYSE: ARES) (“Ares”), a leading global alternative investment manager, announced today that it has appointed Kipp deVeer and Blair Jacobson to the newly created positions of Co-Presidents, effective immediately. Both Mr. deVeer and Mr. Jacobson will report to Michael Arougheti, Ares’ Chief Executive Officer. Mr. deVeer and Mr. Jacobson will continue to be based in New York and London, respectively.

Mr. deVeer and Mr. Jacobson will transition from their day-to-day management in the Credit Group to work closely with Mr. Arougheti to help drive firm-wide strategic and operational initiatives, support critical investor and counterparty relationships, and continue to develop the next generation of leaders at Ares.

In connection with these appointments, Mitchell Goldstein and Michael Smith will continue to serve as Co-Heads of Ares’ Credit Group, which they have co-led since 2017. Michael Dennis and Matt Theodorakis will continue to jointly lead the European Direct Lending strategy.

“Senior talent development has been and will continue to be a top priority at Ares,” said Mr. Arougheti. “As a result, we are fortunate to have many leaders who have demonstrated their ability to manage at the highest level. I have had the pleasure of working closely with Kipp and Blair over the past 30 years, witnessing firsthand their ability to innovate and build highly successful businesses at the firm. As proven leaders, I am confident that they will make significant positive impact in their new roles. I look forward to continuing to work with them in their newly expanded positions for years to come.”

“I am very honored and humbled to be named a Co-President of this firm and feel fortunate to share this role with Blair, with whom I have worked for more than a decade as we helped build the global Credit Group at Ares,” said Mr. deVeer. “I also wanted to acknowledge and thank Mitch Goldstein and Michael Smith for the incredibly strong partnership we have had as Heads of the Credit Group. They are long-time trusted friends and colleagues, and I look forward to continuing to work with them and the many other talented senior leaders across the firm in my new role as we continue to build upon our history of growth and success.”

“I am so proud of the business and market leadership position that Mike Dennis and I have helped establish for Ares’ direct lending business in Europe over the last 13 years,” said Mr. Jacobson. “Looking ahead, I am excited to leverage the international experience and insight I have gained as I step into this new role. I am deeply committed to supporting Ares’ long-term success alongside Kipp, Mike and other leaders across the firm.”

Concurrent with the elevation of Mr. deVeer to Co-President of Ares, Ares Capital Corporation (“Ares Capital”), which is externally managed by a subsidiary of Ares, also announced the appointment of Kort Schnabel as Chief Executive Officer of Ares Capital, effective April 30, 2025. Jim Miller, who currently serves as Co-President of Ares Capital alongside Mr. Schnabel, will continue as sole President of Ares Capital.

Mr. deVeer joined Ares in 2004 and has been a key architect in founding and building the Ares Credit Group. Under his leadership alongside Mr. Goldstein and Mr. Smith, the Credit Group has experienced significant growth and today represents Ares’ largest business. In addition to his responsibilities in overseeing the Credit Group, Mr. deVeer has also served as Chief Executive Officer of Ares Capital since 2014. He currently serves as a Director on the Ares Management Board of Directors and on the Investment Committee for the U.S. Direct Lending, European Direct Lending, Pathfinder, Special Opportunities and Insurance Solutions strategies. Mr. deVeer received a B.A. from Yale University and an M.B.A. from Stanford University's Graduate School of Business.

Mr. Jacobson joined Ares in 2012 to build Ares’ market-leading European Direct Lending platform. Mr. Jacobson served as Co-Head of Ares’ European Credit team, and he also serves on the boards of Ares Management Limited, Ares Management UK Limited and Aspida Holdings Ltd. Mr. Jacobson serves on the Investment Committee for the European Direct Lending, European Liquid Credit, Credit Secondaries and Sports, Media and Entertainment strategies. He holds a B.A. from Williams College and an M.B.A. from the University of Chicago Booth School of Business.

About Ares Management Corporation
Ares Management Corporation (NYSE: ARES) is a leading global alternative investment manager offering clients complementary primary and secondary investment solutions across the credit, real estate, private equity and infrastructure asset classes. We seek to provide flexible capital to support businesses and create value for our stakeholders and within our communities. By collaborating across our investment groups, we aim to generate consistent and attractive investment returns throughout market cycles. As of December 31, 2024, Ares Management Corporation's global platform had over $484 billion of assets under management with operations across North America, Europe, Asia Pacific and the Middle East. For more information, please visit www.aresmgmt.com.

Contacts:

Investors
Carl Drake or Greg Mason
irares@aresmgmt.com

Media
Priscila Roney, +1 212-808-1185
Jacob Silber, +1 212-301-0376
media@aresmgmt.com